Exhibit 2.4

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of July 30, 2009 (this “ Agreement ”), is made and entered into by and among ZURVITA, INC. , a company existing under the laws of Delaware ( “Zurvita” ); RED SUN MINING, INC., a Delaware corporation (the “Company” ); Matthew Taylor, the Company’s principal shareholder (the “Company Principal Shareholder”) and THE AMACORE GROUP, INC., the holder of 100% the issued and outstanding securities of Zurvita (“Amacore” ). Certain capitalized terms used in this Agreement are defined in Exhibit B attached hereto and incorporated herein by reference.

RECITALS

WHEREAS , on June 30, 2009, the Board of Directors of the Company adopted resolutions approving the Company’s acquisition of 100% of the issued and outstanding shares of Zurvita by means of a share exchange with Zurvita and Amacore, upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, the aggregate common shares of Zurvita owned by Amacore constitute 100% of the issued and outstanding securities of Zurvita (collectively, the “Zurvita Shares”), and Amacore desires to sell and transfer their Zurvita Shares in exchange for shares of the Company’s common stock pursuant to the terms and conditions of this Agreement (the “Share Exchange”); and

WHEREAS, concurrent with the Share Exchange and as a condition to its consummation, the Company will close on a private placement financing raising gross proceeds in an amount acceptable to Zurvita from certain accredited investors (the “Private Placement”), pursuant to which such investors will purchase certain of the Company’s securities;

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

AGREEMENT

The foregoing recitals are a material part of this agreement and are incorporated herein by reference.

1.            DESCRIPTION OF SHARE EXCHANGE.

1.1           The Share Exchange. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)           Amacore will sell, convey, assign, transfer and deliver to the Company stock certificate(s) representing the total number of Zurvita Shares owned by Amacore, resulting in the transfer of all 100 Zurvita Shares held by Amacore, and which shall constitute 100% of the issued and outstanding Zurvita Shares, each accompanied by a properly executed and authenticated stock power.

(b)           As consideration for the acquisition of the Zurvita Shares, the Company will issue to Amacore, in exchange for its Zurvita Shares, 9,310,000 shares of the Company’s Common Stock.

1.2           Closing Date. The closing of the Share Exchange (the “Closing”) shall take place at the offices of Zurvita’s attorneys at 10:00 a.m. New York Time on July 30, 2009 or at such other place and time as mutually agreed to by Zurvita and the Company (the “Closing Date”).

1.3           Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, Amacore, Zurvita, and the Company (as applicable) will take all such lawful and necessary action.

2.           REPRESENTATIONS AND WARRANTIES OF ZURVITA. Except as set forth on the Zurvita Disclosure Schedule, Zurvita hereby represents and warrants, as of the date hereof, to and for the benefit of the Company, as follows:

2.1           Due Organization. Zurvita is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

2.2           Formation Documents and Bylaws; Records. Zurvita has delivered to the Company accurate and complete (through the date hereof) copies of its Certificate of Incorporation and Bylaws, including all amendments thereto (collectively referred to herein as the “Zurvita Corporate Documents”). There has not been any material violation of any of the Zurvita Corporate Documents, and at no time has Zurvita taken any action that is inconsistent in any material respect with the Zurvita Corporate Documents.

2.3           Capitalization, Etc.

(a)           The authorized capital stock of Zurvita consists of 100 common shares, par value $0.01 per share, of which 100 shares have been issued and are outstanding. All of the outstanding Zurvita Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Zurvita Shares to be transferred by Amacore to the Company in connection with the Share Exchange represent 100% of the shares of outstanding capital stock of Zurvita, immediately prior to the Share Exchange.

(b)           Except as set forth on Schedule 2.3(b) of the Zurvita Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock of Zurvita or other securities of Zurvita; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of Zurvita or other securities of Zurvita; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Zurvita; (iv) contracts (other than the Transaction Documents) under which Zurvita is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of Zurvita or any other securities of Zurvita; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under any applicable securities laws, of any securities of Zurvita; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of Zurvita .

(c)           Except as set forth on Schedule 2.3(c) of the Zurvita Disclosure Schedule, Zurvita has no stock option plans or other stock or equity related plans.

(d)           Contemporaneously with the closing of the Share Exchange, Zurvita will enter into a multi-level marketing agreement with OmniReliant Holdings, Inc. (“Omni”) whereby Omni will provide certain marketing services in consideration for 3,800,000 shares of Common Stock.

2.4           Finder’s Fee. Except as set forth on Schedule 2.4 of the Zurvita Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Exchange or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of Zurvita.

2.5           Compliance with Legal Requirements. Zurvita is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Zurvita has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Zurvita and has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Zurvita is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of Zurvita, threatened to revoke or limit any such permit, certificate or license.

2.6           Legal Proceedings. There is no pending Legal Proceeding, and to Zurvita’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects Zurvita or any of the assets owned or used by Zurvita or (ii) that challenges the Share Exchange or any of the other transactions contemplated by the Transaction Documents.

2.7           Authority; Binding Nature of Agreement. Zurvita has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by Zurvita of the Transaction Documents have been duly authorized by all necessary action on the part of Zurvita, its board of directors and its shareholders, to the extent applicable. Each of the Transaction Documents to which Zurvita is a party constitutes the valid and binding obligation of Zurvita, enforceable against Zurvita in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.8           Non-Contravention. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Zurvita Corporate Documents; (ii) to Zurvita’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Zurvita or any of the assets owned, used or controlled by Zurvita, are subject; or (iii) result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Zurvita Contract.

2.9           Disclosure. Zurvita has not made any representation, warranty or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or, to the reasonable knowledge of Zurvita, omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

2.10         Consents and Approvals. Except for (i) applicable requirements of U.S. federal securities laws and state securities or blue-sky laws; (ii) applicable requirements of securities law of Delaware, as applicable; and (iii) as otherwise set forth in Schedule 2.10 of the Zurvita Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Zurvita of the transactions contemplated by this Agreement.

3.           REPRESENTATIONS AND WARRANTIES OF AMACORE. Amacore hereby represents and warrants, as of the date hereof and with respect only to the Zurvita Shares owned by Amacore, to and for the benefit of the Company, as follows:

3.1           Authority; Binding Nature of Agreement. Amacore has all necessary power and authority to enter into and to perform its obligations under the Transaction Documents to which it is a party, and, if applicable, the execution, delivery and performance by Amacore of each such Transaction Document has been duly authorized by all necessary action on the part of Amacore. Each Transaction Document to which Amacore is a party constitutes the valid and binding obligation of Amacore, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies

3.2           Title to Zurvita Shares. Amacore owns all right, title and interest in and to its Zurvita Shares, and has the right to transfer to the Company all Zurvita Shares to be transferred by it to the Company in connection with the Share Exchange, and all such Zurvita Shares will be transferred to the Company free and clear of all Encumbrances.

3.3           Restricted Securities. Amacore is acquiring the shares of Common Stock issued by the Company, in connection with the Share Exchange, for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. Amacore acknowledges that such shares of Common Stock will not be registered pursuant to the Securities Act or any applicable state securities laws, that such shares of Common Stock will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations such shares of Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, Amacore is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and, the Zurvita Shareholder agrees not to sell or otherwise dispose of such shares of Common Stock without such registration or an exemption therefrom.

3.4           Accredited Investor; Non-U.S. Person. Amacore is either an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act or not a “U.S. Person” as such term is defined by Rule 902 of Regulation S of the Securities Act. Amacore is able to bear the economic risk of acquiring the shares of Common Stock pursuant to the terms of this Agreement, including a complete loss of Amacore’s investment in such shares of Common Stock

3.5           Legend. Amacore acknowledges that the certificate(s) representing the shares of Common Stock shall each conspicuously set forth on the face or back thereof a legend in substantially the following form if Amacore is a U.S. Person:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME, NOT TO EXCEED FOUR (4) YEARS FROM THE CLOSING.

If Amacore is not a U.S. Person, such certificate shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME, NOT TO EXCEED FOUR (4) YEARS FROM THE CLOSING.

3.6           Address. The communication address of Amacore is as listed in Section 10.3 herein.

4.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. At the Closing, the Company represents and warrants to Zurvita and Amacore and acknowledges that Zurvita and Amacore are relying upon such representations and warranties in connection with the execution, delivery, and performance of this Agreement, notwithstanding any investigation made by or on behalf of Zurvita or Amacore, as follows:

4.1           Due Organization; No Subsidiaries, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Red Sun Mining, Inc.” The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.The Company does not have any Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any of the shareholders of the Company has ever approved, or commenced any Legal Proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.

4.2           Certificate of Incorporation and By-laws; Records. The Company has delivered to Zurvita accurate and complete (through the date hereof) copies of: (i) the Certificate of Incorporation and By-laws, including all amendments thereto, of the Company; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of the Common Stock, the board of directors of the Company and all committees of the board of directors of the Company (the items described in the foregoing clauses “(i)”, “(ii)” and “(iii)” of this Section 4.2 being collectively referred to herein as the “Company Corporate Documents” ). There have been no formal meetings held of, or corporate actions taken by, the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Corporate Documents. There has not been any violation of any of the Company Corporate Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Corporate Documents. The books of account, stock records, minute books and other records of Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.

4.3           Capitalization, etc.

(a)           The authorized capital stock of the Company consists of: (i) 100,000,000 shares of common stock, par value $0.0001 per share, of which 3,000,000 shares have been issued and are outstanding; and (ii) 10,000,000 shares of blank check preferred stock, par value $0.0001 per share, of which none are issued and outstanding. All of the outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of the Company’s capital stock and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the Company’s capital stock or other securities of the Company have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Company Corporate Documents and Company Contracts. Except with respect to the proposed Repurchase, no shares of the Company capital stock are subject to a repurchase option in favor of the Company.

(b)           There are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the Company’s capital stock or other securities of the Company; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of the Company’s capital stock or other securities of the Company; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company; (iv) Contracts (other than the Transaction Documents and documents relating to the Private Placement) under which the Company is or may become obligated to sell, transfer, exchange or issue any shares of the Company’s capital stock or any other securities of the Company; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of the Company; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Company’s capital stock or other securities of the Company.

(c)           The Company does not have any stock option plans or other stock or equity related plans.

4.4           SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “ SEC Reports ” and, together with this Agreement and the Schedules to this Agreement, the “ Disclosure Materials ”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has delivered or otherwise made available to Zurvita copies of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the Financial Statements or the notes thereto, and fairly present in all material respects the assets, liabilities, financial position and results of operations of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The books and records of the Company are true, accurate and complete in all material respects. All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or specifically identified in the SEC Reports.

4.5           Equipment; Leasehold; Business Conducted. All material items of equipment and other tangible assets owned by or leased to the Company are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted , as described in the SEC Reports . Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, the Company does not own any real property or any interest in real property. The Company has never, since its inception, owned or conducted any business, other than as described in the SEC Reports.

4.6           Intellectual Property. The Company has no Registered IP, Intellectual Property Rights or Intellectual Property.

4.7           Contracts. Schedule 4.7 of the Company Disclosure Schedule identifies each Company Contract and provides an accurate description of the terms of each Company Contract that is not in written form. The Company has delivered to Zurvita accurate and complete copies of all written Company Contracts. Each Company Contract is valid, binding and enforceable by the Company in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not violated or breached, or committed any default under, any Company Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract. Schedule 4.7 of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the transactions contemplated by the Transaction Documents.

4.8           Finder’s Fee. Except as set forth on Schedule 4.8 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Exchange or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of the Company.

4.9           Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable material Legal Requirements. To the Company’s Knowledge, the Company is, and has at all times been, in compliance with all other applicable Legal Requirements. The Company has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. The Company is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any such permit, certificate or license.

4.10         Legal Proceedings. There is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects the Company or any of the assets owned or used by the Company, or (ii) that challenges the Share Exchange or any of the other transactions contemplated by the Transaction Documents. No Legal Proceeding has ever been commenced that involves or affects the Company or the assets owned by the Company. There is no Order in which the Company is named or to which any of the assets of the Company is subject.

4.11         No Undisclosed Liabilities. The Company has no Liabilities, except for (i) Liabilities reflected on the Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Financial Statements, none of which are material in nature or exceed US$ 5,000 in the aggregate, (iii) Liabilities under the Company Contracts, and (iv) Liabilities incurred in connection with the negotiation of the Transaction Documents and the transactions contemplated thereby.

4.12         Tax Matters. Except as set forth on Schedule 4.12 of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body before the Closing Date (the “Company Returns” ): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Zurvita. All Taxes owed by the Company have been paid when due, whether or not such amounts are shown on any Company Returns. The Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and the Company has made adequate provision for unpaid Taxes after that date in its books and records. No Company Return has ever been examined or audited by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Company (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

4.13         Employee and Labor Matters.

(a)           The Company does not have any employees and has had none since its inception.

(b)           There are no Plans contributed to, maintained or sponsored by the Company, to which the Company is obligated to contribute or with respect to which the Company has any liability or potential liability, whether direct or indirect.

(c)           During the past five (5) years, to the Knowledge of the Company, none of the officers or directors of the Company have been convicted in a criminal proceeding or are subject to a pending criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree or final order prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.14         Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all necessary action on the part of the Company and its board of directors and shareholders, as applicable. Each of the Transaction Documents to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.15         Non-Contravention. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Company Corporate Documents; (ii) to the Company’s knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which the Company, or any of the assets owned, used or controlled by Company, is subject; or (iii) result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Company Contract.

4.16         Insurance. Schedule 4.16 to the Company Disclosure Schedule contains a brief description of all insurance policies maintained by the Company with respect to its business and its assets. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.

4.17        Related Party Transactions. The Company Contracts do not include any agreement with or any other commitment to (a) any officer or director of the Company; (b) any individual related by blood or marriage to any such officer or director; or (c) any Entity in which the Company or any such officer, director or related person has an equity or participating interest.

4.18         Disclosure. The Company has not made any representation, warranty or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or , to the reasonable knowledge of the Company omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

5.           ADDITIONAL AGREEMENTS.

5.1           Indemnification of Officers and Directors. All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of Zurvita (the “Indemnified Persons” ) for acts and omissions occurring prior to the Closing Date, as provided in Zurvita’s Certificate of Incorporation (in each case as in effect as of the date of this Agreement), shall survive the Share Exchange and shall be fully complied with by the Company and Zurvita, to the fullest extent permitted by the laws of the State of Delaware, as applicable.

5.2           Resignation of Officer; Appointment of New Director. The Company shall have obtained and delivered to Zurvita the resignation of Matthew Taylor from all positions as officer of the Company and as a director of the Company; provided, however, that immediately prior to his resignation as director of the Company he shall have taken all necessary action for the appointment of the person listed on Exhibit C as directors of the Company effective at and as of the Closing.

5.3           Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to any of the provisions of this Agreement, but in no event later than the Closing Date, Zurvita and the Company will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person or Entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Zurvita or the Company, as applicable, or any merger, consolidation, business combination, or similar transaction, other than as contemplated by this Agreement.

5.4           Public Disclosure. Unless otherwise permitted by this Agreement, Zurvita and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, or FINRA, as applicable, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.5           Full Disclosure Requirement. Zurvita acknowledges that the Company intends to file a Current Report on Form 8-K which includes discussion of all aspects of its business, financial affairs, risks and its management with the SEC within four (4) Business Days of the Closing Date. Zurvita and Amacore will cooperate fully in providing the Company with all information and documentation reasonably requested.

5.6           Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided herein, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Share Exchange contemplated hereby.

5.7           Access to Information. The Company will afford Zurvita and its financial advisors, underwriters, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Zurvita may reasonably request. No information or Knowledge obtained by Zurvita in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Share Exchange.

5.8           Reserved.

5.9           Satisfaction of Indebtedness, Liabilities and Obligations. Notwithstanding any other provision of this Agreement including, without limitation, the Company’s representations and warranties set forth in Section 4 hereof, the Company shall have satisfied and paid all of its outstanding liabilities and obligations, and repaid all of its outstanding indebtedness including, without limitation, any indebtedness to its officers, directors and/or shareholders, on or before the Closing Date.

5.10         Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.           CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATIONS. The respective obligations of each party to consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions on or before the Closing Date, unless any such condition is waived, in writing, by the party relying on such condition:

6.1       Representations and Warranties. The representations and warranties of Zurvita, Amacore and the Company, as applicable, set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

6.2       Performance. All of the covenants and obligations that Zurvita, Amacore and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

6.3       Transaction Documents. This Agreement and all other documents necessary or reasonably required to consummate the Share Exchange, all in form and substance reasonably satisfactory to the parties will have been executed and delivered to the respective parties, as applicable.

6.4       Applicable Exemption from Registration under Securities Act. The Company and Zurvita shall be satisfied that the issuance of the shares of Common Stock by the Company to Amacore, in connection with the Share Exchange, shall be exempt from registration pursuant to Section 4(2) of the Securities Act or any other applicable exemption therefrom.

6.5       No Legal Prohibition to Share Exchange. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Exchange shall have been issued, nor shall any proceeding brought by any Governmental Body, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Exchange which makes the consummation of the Share Exchange illegal.

6.6       No Bankruptcy Proceedings. No proceeding in which Zurvita or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Zurvita or the Company or under any United States, state or foreign bankruptcy or insolvency law.

6.7       Repurchase. It is a condition precedent to the satisfaction of the obligations of Zurvita and Amacore and the consummation of the Share Exchange hereunder that the Repurchase have been completed concurrent with or prior to the Closing of the Share Exchange.

6.8       Payment to the Company. It is a condition precedent to the satisfaction of the obligations of the Company and the consummation of the Share Exchange hereunder that the Company received the sum of $1,750,000 concurrent with the Closing of the Share Exchange, which amount shall be used to pay the purchase price payable in connection with the Repurchase .

6.9       Form 8-K. A final draft of a Current Report on Form 8-K, which discloses the Company’s entering into this Agreement, the consummation of the Share Exchange, and which also includes all information required to be reported with respect to a transaction in which a public “shell company” ceases to be a “shell company” including, without limitation, the information required pursuant to Sections 2.01 Completion of Acquisition or Disposition of Assets and 5.06 - Change in Shell Company Status, shall have been approved by Zurvita, the Company and their respective legal advisors, to be filed with the SEC within four (4) Business Days after the Closing.

6.10     Closing of Private Placement. The closing of the Private Placement shall have been consummated concurrent with the Closing.

7.             ZURVITA/AMACORE CLOSING DELIVERABLES. In addition to any other deliverables expressly contemplated by the Transaction Documents:

7.1           Consents. At the Closing, Zurvita shall deliver to the Company copies of all Consents required to be obtained by Zurvita in connection with the transactions contemplated by the Transaction Documents (including the Consents, if any, identified in Schedule 2.10 of Zurvita Disclosure Schedule).

7.2           Agreements and Documents. At the Closing, Zurvita shall deliver to the Company copies of the following agreements and documents, each of which shall be executed and delivered by the other relevant parties thereto, and each of which at the Closing shall be in full force and effect (except as specifically indicated below):

(a)           a certificate, executed by the Chief Executive Officer of Zurvita, and dated as of the Closing Date, certifying: (i) Zurvita has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Share Exchange; and (ii) all of Zurvita’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(b)            a certificate, executed by the Secretary of Zurvita, and dated the Closing Date, certifying: (i) Zurvita’s Certificate of Incorporation; (ii) Zurvita’s Bylaws; (iii) the resolutions of the Board of Directors and the shareholders of Zurvita, as applicable, authorizing the Share Exchange and the transactions contemplated under the Transaction Documents; and (iv) attesting to the incumbency of the officers and directors of Zurvita;

(c)            a certificate, executed by Amacore, and dated as of the Closing Date, certifying: (i) the Amacore has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Share Exchange; and (ii) all of Amacore’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(d)           share certificates and stock powers representing the Zurvita Shares as required by Section 1 of this Agreement; and

(e)            a certified check or bank check made payable as directed, or wire transfer pursuant to applicable wire instructions, in the aggregate amount of $210,000 of which shall be used to pay the purchase price payable with respect to the Repurchase .

(f)           the stock certificate representing an aggregate of 100 shares of the Zurvita Shares, which constitutes 100% of the issued and outstanding shares of Zurvita’s common stock.

8.             COMPANY CLOSING DELIVERABLES. In addition to any other deliverables expressly contemplated by the Transaction Documents:

8.1           Consents. At the Closing, the Company shall deliver to Zurvita and Amacore copies of all Consents required to be obtained by the Company in connection with the transactions contemplated by the Transaction Documents (including the Consents, if any, identified in Schedule 4.7 of the Company Disclosure Schedule).

8.2           Agreement and Documents. At the Closing, the Company shall deliver to Zurvita and Amacore copies of the following agreements and documents, each of which shall be executed and delivered by the other relevant parties thereto, and each of which at the Closing shall be in full force and effect (except as specifically indicated below):

(a)           a certificate, executed by the President of the Company, and dated as of the Closing Date, certifying: (i) the Company has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Share Exchange; and (ii) all of the Company’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(b)           a certificate, executed by the Secretary of the Company, and dated the Closing Date, certifying: (i) the Company’s Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the resolutions of the Board of Directors and the shareholders of the Company, as applicable, authorizing the Share Exchange and the transactions contemplated under the Transaction Documents; and (iv) attesting to the incumbency of the officers and directors of the Company; and

(c)           an executed letter to the Company’s transfer agent instructing the transfer agent to issue to Amacore a stock certificate representing 9,310,000 shares of the Common Stock.

9.            INDEMNIFICATION

9.1           Survival of Provisions. The respective representations, warranties, covenants and agreements of Zurvita, the Company and the Company Principal Shareholder (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the eighteen-month anniversary of the Closing Date (the “Survival Period” ). The representations and warranties made by Amacore in Section 3 shall terminate and expire as of the Closing Date, and any liability of Amacore with respect to such representations and warranties shall thereupon cease. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

9.2           Indemnification.

(a)           Indemnification Obligations by Zurvita in favor of the Company and the Company Principal Shareholder. From and after the Closing Date until the expiration of the Survival Period, Zurvita shall reimburse and hold harmless the Company and the Company Principal Shareholder (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages” ) arising out of (i) any breach of representation or warranty made by Zurvita in this Agreement, and in any certificate delivered by Zurvita pursuant to this Agreement, (ii) any breach by Zurvita of any covenant, obligation or other agreement made by Zurvita in this Agreement, and (iii) a third-party claim based on any acts or omissions by Zurvita. All claims of the Company pursuant to this Section 9.2(a) shall be brought by the Company Principal Shareholder on behalf of the Company and those Persons who were shareholders of the Company immediately prior to the Closing Date.

(b)           Indemnification Obligations by the Company Principal Shareholder in favor of Zurvita and Amacore . Subject to the limitation set forth in the last sentence of this Section 9.2(b), from and after the Closing Date until the expiration of the Survival Period, the Company Principal Shareholder will indemnify and hold harmless Zurvita, Amacore, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) (any of the forgoing persons or entities (hereinafter referred to individually as an “Zurvita Indemnified Person”) from and against any and all Damages arising out of (i) any breach of representation or warranty made by the Company in this Agreement, and in any certificate delivered by the Company pursuant to this Agreement, (ii) any breach by the Company of any covenant, obligation or other agreement made by the Company in this Agreement, and (iii) a third-party claim based on any acts or omissions by the Company. In no event shall any such indemnification payments exceed $10,000.

10.            MISCELLANEOUS.

10.1         Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by the Transaction Documents.

10.2         Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

10.3         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 10.3):

If to the Company:

Red Sun Mining, Inc.
200 W. Columbine Avenue, Suite I2
Santa Ana, CA 92707201Attention: Matthew Taylor

If to Zurvita:

800 Gessner Road, Suite 100
Houston, TX 77024
Attn: Jay Shafer

If to Amacore:

Maitland Promenade 1
485 North Keller Road, Suite 450
Maitland, FL 32751
Attn: Jay Shafer

with a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
Attn: Darrin M. Ocasio, Esq.
61 Broadway, 32nd Floor
New York, NY 10006

10.4         Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.5         Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York without giving effect to its principles of conflicts of laws.

10.6         Jurisdiction.   All disputes, controversies or claims arising out of or relating to this Agreement shall be brought in the Supreme Court of the State of New York located in New York County or in Federal Court for the Southern District of New York. The parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.

10.7         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, if any. No party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written Consent of the other parties.

10.8         Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative and not alternative. The parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.9         Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.10      Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.11      Severability.  If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.12      Parties in Interest. None of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns.\

10.13      Construction.

(a)           For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)           Each of the parties hereto has been represented by legal counsel except to the extent that such party has declined legal counsel. Accordingly, the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.14      Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.15      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this SHARE EXCHANGE AGREEMENT as of the first date written above.

RED SUN MINING, INC.

By:	/s/ Matthew Taylor
Name: Matthew Taylor
Title: President

ZURVITA, INC.

By:	/s/ Jay Shafer
Name: Jay Shafer
Title: Chief Executive Officer
THE AMACORE GROUP, INC.

By:	/s/ Jay Shafer Name: Jay Shafer Title: Chief Executive Officer

AGREED TO WITH RESPECT TO
THE PROVISIONS OF SECTION 9.2(b)
/s/ Matthew Taylor
Matthew Taylor

DISCLOSURE SCHEDULES

2.3 (b)-On June 19, 2009, pursuant to the terms of a Mutual Compromise Settlement Agreement and General Release of Claims, the Zurvita issued a Guaranteed Promissory Note to AmeriPlan Corporation in the principal amount of $600,000.The Note accrues interest at a rate of 7.5% per annum and shall become due and payable in 24 equal installments of $26,999, commencing on July 1, 2009 an continuing thereafter on the first dya of each month until the principal and interest is paid in full.

2.3(c)- Subsequent to the closing of the Share Exchange, the Company plans on adopting an Option Plan which will reserve 1,000,0000 shares of common stock underlying the options.

2.4- Finder’s Fee-None

2.10 Consents and Approvals- None.

4.5- Real Property Interests- None.

4.7- Company Contracts- None.

4.8- Finder’s Fee-None

4.12- Tax Issues-None.

4.16- Insurance-None.

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which either the SEC or banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Company Contract”    shall mean any Contract, including any amendment or supplement thereto: (i) to which the Company is a party; (ii) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (iii) under which the Company has or may acquire any right or interest.

“Company Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to Zurvita and Amacore on behalf of the Company on the date of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of any third party (including any Governmental Body).

“Contract”  shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Encumbrance”  shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity”  shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods.

“Governmental Authorization”  shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body”   shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.

“Intellectual Property” shall mean and include all inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean and include all past, present, and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in the foregoing clauses “(i)” through “(vi)” of this definition.

“Knowledge” shall be defined as follows: an individual will be deemed to have Knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving or has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) or (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Legal Proceeding”  shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement”  shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” shall mean any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Zurvita Contract” shall mean any Contract, including any amendment or supplement thereto: (i) to which Zurvita or either of the Zurvita Subsidiaries is a party; (ii) by which Zurvita, the Zurvita Subsidiaries or any of their respective assets are or may become bound or under which Zurvita or the Zurvita Subsidiaries has, or may become subject to, any obligation; or (iii) under which Zurvita or either of the Zurvita Subsidiaries has or may acquire any right or interest.

“Zurvita Disclosure Schedule”  shall mean the schedule, dated as of the date of this Agreement, delivered to the Company on behalf of Zurvita on the date of this Agreement.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.

“Person” shall mean any natural person, Entity or Governmental Body.

“Private Placement” shall mean the proposed private placement offering of the Company’s securities, pursuant to which the Company will raise gross proceeds in an amount acceptable to Zurvita and which will be closed concurrent with the Closing of the Share Exchange.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Representatives”  shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors and representatives.

“Repurchase” shall mean the purchase by the Company of all 2,000,000 issued and outstanding shares of the Company’s Common Stock held by Matthew Taylor for an aggregate purchase price of US210,000, which shall be consummated contemporaneous with the Closing of the Share Exchange, pursuant to the terms and conditions of a separate repurchase agreement among the Company and the applicable shareholders of the Company.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act”  shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Tax”  shall mean any international, federal, state, provincial, and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use, and any other taxes relating to the assets of the Company or the business of the Company for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties, and additions to tax, if any, arising out of tax assessments.

“Tax Return”  shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Documents” shall mean, collectively, this Agreement and all other agreements relating to the transactions contemplated under this Agreement.

EXHIBIT C

DIRECTORS TO BE APPOINTED

Jay Shafer

Chris Phillips

Paul Morrison

Guy Norberg

Richard Diamond

Mark Jarvis